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EXHIBIT 4(a)

NATIONWIDE LIFE INSURANCE COMPANY
One Nationwide Plaza Columbus, Ohio 43215
(Hereinafter called the Company)

P.O. BOX 182832
COLUMBUS, OHIO 43218-2832
1-800-848-6331 (for any inquiries)


NATIONWIDE LIFE INSURANCE COMPANY will make annuity payments to the Annuitant starting on the Annuitization Date, as set forth in the Contract.

This Contract is provided in return for the Purchase Payment made as required in the Contract.

TEN DAY LOOK

TO BE SURE THAT THE CONTRACT OWNER IS SATISFIED WITH THIS CONTRACT, THE CONTRACT OWNER HAS A "TEN DAY LOOK". WITHIN TEN DAYS OF THE DAY THE CONTRACT IS RECEIVED BY THE CONTRACT OWNER, IT MAY BE RETURNED TO THE HOME OFFICE OF THE COMPANY OR THE AGENT THROUGH WHOM IT WAS PURCHASED. WHEN THE CONTRACT IS RECEIVED AT THE HOME OFFICE, THE COMPANY WILL VOID THE CONTRACT AS THOUGH IT HAD NEVER BEEN IN FORCE AND THE CONTRACT VALUE, INCLUDING ANY APPLICABLE MVA, WILL BE REFUNDED IN FULL.

FOR IRAS, IF THE CONTRACT OWNER RETURNS THE CONTRACT WITHIN THE "TEN DAY LOOK" PERIOD, THE COMPANY WILL RETURN THE PURCHASE PAYMENT.

Executed for the Company on the Date of Issue.



    [/s/ Patricia R. Hatler                             /s/ Joseph J. Gasper]
                 Secretary                                      President


                          READ YOUR CONTRACT CAREFULLY

        Individual Flexible Purchase Payment Modified Guaranteed Annuity,
                               Non-Participating



ANNUITY PAYMENTS, DEATH BENEFITS, SURRENDER VALUES, AND OTHER CONTRACT VALUES PROVIDED BY THIS CONTRACT MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE APPLICATION OF A MARKET VALUE ADJUSTMENT AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT, UNLESS OTHERWISE SPECIFIED.

              DETAILS OF THE MARKET VALUE ADJUSTMENT ARE DESCRIBED
                     ON PAGES 10, 11, AND 15 OF THE CONTRACT



APO-4934                                                          (AO) (10/2000)

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                                    CONTENTS

DATA PAGE..........................................................................................INSERT
CONTENTS................................................................................................2
DEFINITIONS.............................................................................................4
GENERAL PROVISIONS......................................................................................7
    Entire Contract
    Non-Participating
    Incontestability
    Contract Settlement
    Evidence of Survival
    Alteration or Modification
    Assignment
    Protection of Proceeds
    Misstatement of Age or Sex
    Reports
    Number
    Deduction for Premium Taxes

OWNERSHIP PROVISIONS....................................................................................8
    Contract Ownership
    Joint Ownership
    Contingent Ownership
    Annuitant
    Contingent Annuitant
    Beneficiary
    Changes of Parties Named in the Contract
ACCUMULATION PROVISIONS.................................................................................9
    Purchase Payment
    Allocation of Purchase Payment
    Transition Account
    Guaranteed Period Options
    Market Value Adjustment ("MVA") Formula

TRANSFERS, SURRENDERS, AND WITHDRAWALS.................................................................12
    Transfer Provisions
    Surrenders
    Restrictions on Surrenders for Certain Qualified Plans, TSAs, and IRAs
    Surrender Value
    Suspension or Delay of Surrender
    Contingent Deferred Sales Charge ("CDSC")
    Withdrawals Without CDSC Charge
    Withdrawals Without Application of MVA

REQUIRED DISTRIBUTION PROVISIONS.......................................................................15
    Required Distribution-Non-Qualified Contracts
    Required Distribution-TSAs, IRAs, and Contracts Issued under Qualified Plans
DEATH PROVISIONS.......................................................................................16
    Death of Contract Owner
    Death of Contract Owner/Annuitant
    Death of Annuitant
    Death Benefit Payment


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
ANNUITIZATION PROVISIONS...............................................................................17
    Annuity Commencement Date
    Change of Annuity Commencement Date and Annuity Payment Option
    Annuitization
    Fixed Payment Annuity-First and Subsequent Payments
    Frequency and Amount of Payments
ANNUITY PAYMENT OPTIONS................................................................................18
    Selection of Annuity Payment Option
    Life Annuity
    Joint and Survivor Annuity
    Life Annuity With 120 or 240 Monthly Payments Guaranteed
    Any Other Option
    Supplementary Agreement
TABLES.................................................................................................20








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DEFINITIONS
-----------

ANNUITANT - The person upon whose continuation of life any annuity payments involving life contingencies depends.

ANNUITIZATION - The period during which annuity payments are received by the Annuitant.

ANNUITIZATION DATE - The date the annuity payments actually commence.

ANNUITY COMMENCEMENT DATE - The date on which annuity payments are scheduled to commence.

ANNUITY PAYMENT OPTION - The chosen form of annuity payments. Several options are available under the Contract.

BENEFICIARY - The person designated to receive certain benefits under the Contract upon the death of the Annuitant, if there is no surviving Joint Owner, prior to the Annuitization Date.

CODE - The Internal Revenue Code of 1986, as amended.

COMPANY - Nationwide Life Insurance Company.

CONTINGENT ANNUITANT - The Contingent Annuitant may be the recipient of certain rights or benefits under the Contract when the Annuitant dies before the Annuitization Date.

CONTINGENT BENEFICIARY - The person or entity designated to be the Beneficiary if the named Beneficiary is not living at the time of the death of the Annuitant.

CONTINGENT OWNER - A Contingent Owner succeeds to the rights of a Contract Owner upon the Contract Owner's death before Annuitization if there is no Joint Owner.

CONTRACT - The document which describes a Contract Owner's rights and benefits.

CONTRACT ANNIVERSARY - Each 12-month anniversary of the Date of Issue.

CONTRACT OWNER - The person who possesses all rights under the Contract, including the right to designate and change parties named in the contract, Annuity Payment Option, and the Annuity Commencement Date.

CONTRACT VALUE - With respect to a Contract, the sum of all Purchase Payments and applicable interest allocated to any of the Guaranteed Period Options under the Contract, plus the sum of Purchase Payments and applicable interest allocated to the Transition Account.

CONTRACT YEAR - Each year the Contract remains in force commencing with the Date of Issue.

DATE OF ISSUE - The date the first Purchase Payment is applied to the Contract.

DEATH BENEFIT - The benefit that is payable upon the death of the Annuitant, unless a Contingent Annuitant has been named. If the Annuitant dies after the Annuitization Date, any benefit that may be payable shall be as specified in the Annuity Payment Option elected.

DISTRIBUTION - Any payment of part or all of a Contract Owner's Contract Value.

ERISA - The Employee Retirement Income Security Act of 1974, as amended.

FIXED PAYMENT ANNUITY - An annuity providing for payments which are guaranteed by the Company as to dollar amount during Annuitization.

GUARANTEED PERIOD - The 3, 4, 5, 6, 7, 8, 9, or 10 year period corresponding respectively to a 3, 4, 5, 6, 7, 8, 9, or 10 year Guaranteed Period Option.

GUARANTEED PERIOD OPTION - A separate account funding option offered under the Contract which provides a guaranteed interest rate (the Specified Interest
Rate), paid over certain maturity durations (the Guaranteed Period), so long as certain conditions are met.


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GUARANTEED PERIOD OPTION YEAR - Each 12 month period starting from the date a new allocation is made to a Guaranteed Period Option. New allocations include transfers into a Guaranteed Period Option or Purchase Payments allocated to a Guaranteed Period Option.

HOME OFFICE - The main office of the Company located in Columbus, Ohio.

HOSPITAL - A state licensed facility which is: operated as a Hospital according to the law of the jurisdiction in which it is located; operates primarily for the care and treatment of sick or injured persons as inpatients; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N); is supervised by a staff of physicians; and has medical, diagnostic, and major surgical facilities or has access to such facilities on a prearranged basis.

INDIVIDUAL RETIREMENT ANNUITY (IRA) - An annuity which qualifies for favorable tax treatment under Section 408 of the Internal Revenue Code which is established for the exclusive benefit of the Contract Owner or the Contract Owner's beneficiaries. This does not include Roth IRA - see definition Roth IRA.

INTEREST RATE SWAP(S) - Interest rate quotations for 1, 2, 3, 4, 5, 7 and 10 years published by the Federal Reserve Board on a regular basis. The Company uses Interest Rate Swaps in its Market Value Adjustment ("MVA") Formula because they represent a readily available and consistently reliable interest rate benchmark in financial markets.

INTERMEDIATE CARE FACILITY - A licensed facility which is: operated as an Intermediate Care Facility according to the law of the jurisdiction in which it is located; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); and maintains a daily medical record of each patient.

INVESTMENT PERIOD - The period of time beginning with a declaration by the Company of new Guaranteed Period Option interest rates (the different Specified Interest Rates for each of the Guaranteed Period Options) and ending with the subsequent declaration of new Specified Interest Rates by the Company.

JOINT OWNER - The Joint Owner, if any, possesses an undivided interest in the entire Contract in conjunction with the Contract Owner. If a Joint Owner is named, references to Contract Owner and Joint Owner will apply to both the Contract Owner and the Joint Owner, or either of them, unless the context requires otherwise.

LONG TERM CARE FACILITY - A state Skilled Nursing Facility or Intermediate Care Facility. Long Term Care Facility does not mean: a place that primarily treats drug addicts or alcoholics; a home for the aged or mentally ill, a community living center, or a place that primarily provides domiciliary, residency, or retirement care; or a place owned or operated by a member of the Contract Owner's immediate family.

MARKET VALUE ADJUSTMENT ("MVA") - The upward or downward adjustment in value of amounts allocated to a Guaranteed Period Option which prior to the Maturity Date for the Guaranteed Period Option are: 1) distributed pursuant to a surrender; 2) reallocated to another investment option available under this Contract; or 3) annuitized under this Contract at any time other than the Maturity Date.

MVA FACTOR - The value multiplied by the Specified Value, or that portion of the Specified Value being distributed from a Guaranteed Period Option, in order to effect an MVA.

MVA FORMULA - The MVA Formula is utilized when a distribution is made from a Guaranteed Period Option during the Guaranteed Period which is subject to an MVA.

MATURITY DATE - The date on which a particular Guaranteed Period Option matures. Such date will be the last day of a calendar quarter in which the third, fourth, fifth, sixth, seventh, eighth, ninth or tenth anniversary of the date on which amounts are allocated to a 3, 4, 5, 6, 7, 8, 9 or 10 year Guaranteed Period Option, respectively.

MINIMUM DISTRIBUTION - The amount that is required to be withdrawn from Qualified Plans, Tax Sheltered Annuities (TSAs) and IRAs to meet distribution requirements established by the Code.

NON-QUALIFIED CONTRACT - A Contract which does not qualify for favorable tax treatment under the provisions of Sections 403(a) (Qualified Plans), 408 (IRAs) or 403(b) (TSAs) or 408A (Roth IRAs) of the Code.


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PHYSICIAN - A doctor of medicine or osteopathy legally authorized to practice medicine and surgery by the state in which he performs such function or action. This person cannot be the Contract Owner, Contingent Owner, Annuitant, Contingent Annuitant, Beneficiary, Contingent Beneficiary, nor a member of the immediate family of these persons.

PURCHASE PAYMENT(S) - A deposit of new value into the Contract. The term Purchase Payment does not include transfers among the Guaranteed Period Options or the Transition Account.

QUALIFIED PLAN - A retirement plan that receives favorable tax treatment under the provisions of Section 401(a) and 403(a) of the Code.

ROTH IRA - An individual retirement annuity meeting the requirements of Section 408A of the Code.

SKILLED NURSING FACILITY - A licensed facility which is operated as a Skilled Nursing Facility according to the law of the jurisdiction in which it is located; provides skilled nursing care under the supervision of a Physician; provides continuous 24 hour a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.); and maintains a daily medical record of each patient.

SPECIFIED INTEREST RATE - The interest rate guaranteed to be credited to amounts allocated under a selected Guaranteed Period Option so long as such allocations are not distributed for any reason from the Guaranteed Period Option prior to the Guaranteed Period Option Maturity Date.

SPECIFIED VALUE - The amount of a Guaranteed Period Option allocation minus withdrawals and transfers out of the Guaranteed Period Option, plus interest accrued at the Specified Interest Rate. The Specified Value is subject to an MVA at all times prior to the Maturity Date except for payment of the Death Benefit.

TAX SHELTERED ANNUITY (TSA) - An annuity which qualifies for favorable tax treatment under Section 403(b) of the Code.

TRANSITION ACCOUNT - An account with interest rates that are set monthly by the Company.


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GENERAL PROVISIONS
------------------

ENTIRE CONTRACT

The Contract, riders and endorsements, if any, make up the entire agreement between the Company and the Contract Owner. Statements in the Contract are deemed representations and not warranties. The Contract is established for the exclusive benefit of the Contract Owner or the Contract Owner's beneficiaries.

NON-PARTICIPATING

The Contract is non-participating. It will not share in the surplus of the Company.

INCONTESTABILITY

The Contract, endorsements, riders and attachments will not be contested.

CONTRACT SETTLEMENT

The Company may require that the Contract be returned to the Home Office prior to making any payments. All sums payable to or by the Company under this Contract are payable at the Home Office.

EVIDENCE OF SURVIVAL

Where any payments under this Contract depend on the recipient being alive on a given date, proof that such person is living may be required by the Company. Such proof may be required prior to making the payments.

ALTERATION OR MODIFICATION

All changes in or to the terms of the Contract must be made in writing and signed by the President or Secretary of the Company. No other person can alter or change any of the terms or conditions of the Contract.

Provisions of the Contract may be modified or superseded as required by the terms of a Qualified Plan or applicable law. Where required, other changes to the Contract will be made only with mutual agreement of the Company and the Contract Owner. As required, a copy of the amendment will be furnished to the Contract Owner.

ASSIGNMENT

If permitted, a Contract Owner may assign some or all rights under the Contract. Such assignment must be made in writing and executed by the Contract Owner during the lifetime of the Annuitant and prior to the Annuitization Date. The assignment will take effect on the date it is recorded by the Company at its Home Office. The assignment will not be recorded until the Company has received sufficient direction from the Contract Owner and assignee as to the proper allocation of Contract rights under the assignment.

The Company is not responsible for the validity of tax consequences of any assignment or for any payment or other settlement made prior to the Company's recording of the assignment.

Contracts issued to fund a retirement plan pursuant to Sections 403, 408 or 408A of the Code, may not be sold, discounted, assigned, pledged or transferred for the performance of any obligation to any person other than the Contract Owner or other person exercising ownership rights under the terms of the plan, or as otherwise allowed by applicable law.

PROTECTION OF PROCEEDS

Proceeds under this Contract are not assignable by any Beneficiary prior to the time such proceeds become payable. To the extent permitted by applicable law, proceeds are not subject to the claims of creditors or to legal process.

MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant has been misstated, all payments and benefits under the Contract will be adjusted. Payments and benefits will be made, based on the correct age or sex. Proof of age of an Annuitant may be required at any time, in a form satisfactory to the Company. When the age or sex of an Annuitant has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under the Contract. The dollar amount of any underpayment made by the Company as a result of any such misstatement will be paid in full with the next payment due under the Contract.



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REPORTS

Prior to the Annuitization Date, a report showing the Contract Value will be provided to the Contract Owner at least once each year.

NUMBER

Unless otherwise provided, all references in this Contract which are in the singular form will include the plural; all references in the plural form will include the singular.

DEDUCTION FOR PREMIUM TAXES

The Company will charge against the Contract Value the amount of any premium taxes levied by a state or any other government entity upon Purchase Payments received by the Company. The Company at its sole discretion and in compliance with applicable state law will determine the method used to recoup premium taxes. The Company currently deducts such charges from a Contract Value either
(1) at the time the Contract is surrendered, (2) at the Annuitization Date, or
(3) at such earlier date as the Company may be subject to such taxes.

OWNERSHIP PROVISIONS
--------------------

CONTRACT OWNERSHIP

Unless otherwise provided, the Contract Owner has all rights under the Contract. IF THE PURCHASER NAMES SOMEONE OTHER THAN HIMSELF AS CONTRACT OWNER, THE PURCHASER WILL HAVE NO RIGHTS UNDER THE CONTRACT.

The Annuitant shall become the Contract Owner on the Annuitization Date.

JOINT OWNERSHIP

Joint Owners must be spouses at the time joint ownership is requested. If a Joint Owner is named, the Joint Owner will possess an undivided interest in the Contract. Unless otherwise provided, the exercise of any ownership right in the Contract (including the right to surrender or partially surrender the Contract; or to change the parties to the Contract, the Payment Option or the Annuitization Date) shall require written request signed by both Contract Owners.

If a Contract Owner who is not also the Annuitant dies before the Annuitization Date and there is a surviving Joint Owner, the Joint Owner shall become the Contract Owner.

If a Contract Owner who is also the Annuitant dies before the Annuitization Date and there is a surviving Joint Owner, all benefits under the Contract are payable to the Joint Owner.

Joint Owners may be selected only for a Contract issued as a Non-Qualified Contract.

CONTINGENT OWNERSHIP

The Contingent Owner is the person who may receive certain benefits under the Contract, if the Contract Owner, who is not the Annuitant, dies prior to the Annuitization Date and there is no surviving Joint Owner. If more than one Contingent Owner survives the Contract Owner, each will share equally unless otherwise specified in the Contingent Owner designation. If no Contingent Owner survives a Contract Owner and there is no surviving Joint Owner, all rights and interest of the Contract will vest with the last surviving Contract Owner's estate.

If a Contract Owner, who is also the Annuitant, dies before the Annuitization Date, then the Contingent Owner does not have any rights in the Contract. However, a surviving Contingent Owner who is also the Beneficiary will have all the rights of a beneficiary.

Contingent Owners may be selected only for a Contract issued as a Non-Qualified Contract.

ANNUITANT

The Annuitant is the person who will receive annuity payments upon Annuitization. The Annuitant must be age [85] or younger at the time of Contract issuance unless the Company has approved a request for an Annuitant of greater age. The Annuitant may be changed prior to the Annuitization Date with the consent of the Company.

For Contracts that are issued as IRAs, TSAs, or under Qualified Plans, the Contract Owner must be the Annuitant and the entire interest of the Annuitant in the Contract is nonforfeitable.



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CONTINGENT ANNUITANT

If the Annuitant dies before the Annuitization Date, the Contingent Annuitant becomes the Annuitant. The Contingent Annuitant must be age [85] or younger at the time of Contract issuance unless the Company has approved a request for a Contingent Annuitant of greater age. All provisions of the Contract which are based on the death of the Annuitant prior to the Annuitization Date will be based on the death of the last survivor of the Annuitant and Contingent Annuitant.

A Contingent Annuitant may be selected only for a Contract issued as a Non-Qualified Contract.

BENEFICIARY

If there is no surviving Joint Owner, or if the Annuitant is someone other than a Contract Owner, the Beneficiary is the person who will receive benefits under the Contract if the Annuitant dies prior to the Annuitization Date. If a Contract Owner who is also the Annuitant dies before the Annuitization Date and there is a surviving Joint Owner, all benefits under the contract are payable to the surviving Joint Owner. If more than one Beneficiary survives the Annuitant, each will share equally unless otherwise specified in the beneficiary designation. If there is no surviving Joint Owner and no Beneficiary survives the Annuitant, all rights and interest of such parties will vest in the Contingent Beneficiary, and if more than one Contingent Beneficiary survives, each will share equally unless otherwise specified in the Contingent Beneficiary designation. If no Contingent Beneficiary survives the Annuitant, all rights and interest of the Contract will vest with the last surviving Contract Owner's estate.

CHANGES OF PARTIES NAMED IN THE CONTRACT

Notwithstanding any other provisions in the Contract, prior to the Annuitization Date, and subject to any existing assignments, the Contract Owner may request a change in the Contract Owner, Contingent Owner, Joint Owner, Annuitant, Contingent Annuitant, Beneficiary, or Contingent Beneficiary. Such change, upon receipt and recording by the Company at its Home Office, will take effect as of the time the written notice was signed, whether or not the Contract Owner or Annuitant are living at the time of record, but without further liability as to any payment or settlement made by the Company before receipt of such change is recorded at the Home Office.

Any request for change of Contract Owner must be recorded at the Home Office, may require a signature guarantee and must be signed by the Contract Owner and the person designated as the new Contract Owner.

Any change to the Annuitant or Contingent Annuitant is subject to underwriting and approval by the Company. Notwithstanding any provisions in this Contract, for Non-Qualified Contracts, if any Contract Owner is not a natural person, the change of the annuitant will be treated as the death of the Contract Owner and will result in a distribution, regardless of whether a Contingent Annuitant is also named. Distributions will be made as if the Contract Owner died at the date of such change.

For contracts issued as IRAs, TSAs, or under Qualified Plans, the Contract Owner cannot transfer ownership or name someone other than him or herself as Annuitant.

ACCUMULATION PROVISIONS
-----------------------

PURCHASE PAYMENTS

The Contract is provided in return for any Purchase Payments made. The cumulative total of all Purchase Payments under this and any other annuity contract(s) and/or certificate(s) issued by the Company having the same Annuitant may not exceed $1,500,000 without the prior written consent of the Company.

The initial Purchase Payment is due on the Date of Issue and may not be less than [$10,000]. If a Contract is issued as an IRA, Roth IRA, SIMPLE-IRA, or SEP-IRA, the minimum initial Purchase Payment is [$2,000]. Purchase Payments, if any, after the initial Purchase Payment must be at least [$ 1,000 ] and may be made at any time. Notwithstanding the foregoing, the Company will reduce the required minimum subsequent Purchase Payment amount to [$100] if made via automated clearinghouse.

No Purchase Payments are required after the first Purchase Payment. This Contract will not lapse for failure to pay subsequent Purchase Payments.



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If no Purchase Payments have been received in the Contract for a period of two full years and the paid-up annuity benefit at maturity would be less than [$50] a month, the Company may, at its option, terminate the Contract by payment of the accumulated value and will by such payment, be relieved of any obligation under the Contract.

Except in the case of a Non-Qualified Contract or a rollover contribution (as permitted by Section 402(c), 403(a)(4), 403(b)(8), or 408 (d)(3)) of the Code or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Section 408(k) of the Code, no contributions will be accepted unless they are in cash, and the total of such contributions do not exceed the limit specified in Section 408(b) of the Code for any taxable year. Any refund of Purchase Payments (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future Purchase Payments or the purchase of additional benefits.

For contracts issued as TSAs, Purchase Payments, exclusive of rollovers, made during any taxable year shall not exceed the Section 402(g) of the Code limit for the calendar year in which such taxable year begins. Section 402(g) of the Code limit applies to Purchase Payments that are elective deferrals within the meaning of Section 402(g)(3) of the Code and made under this Contract and all other contracts, plans or arrangements of the Contract Owner's employer. However, the maximum amount of Purchase Payments that may be made by the Contract Owner may be increased or decreased under the provisions of Sections 403(b) or 415 of the Code.

ALLOCATION OF PURCHASE PAYMENT

The Contract Owner elects to have the Purchase Payments allocated among the Guaranteed Period Options and the Transition Account. If the Contract Owner does not specify how the Purchase Payment is to be allocated, the entire Purchase Payment will be allocated to the Transition Account. The minimum amount that may be allocated to any one Guaranteed Period Option is [$1,000]. The Contract Owner may change the allocation of future Purchase Payments by a proper submission that is received and recorded by the Company.

TRANSITION ACCOUNT

Amounts not allocated to a Guaranteed Period Option are held in the Transition Account which is a short-term liquid investment account. The Company establishes rates for all amounts in the Transition Account on a monthly basis, but the Company does not guarantee that it will set monthly rates at any specific minimum or "floor" rate. Amounts in the Transition Account may be transferred or surrendered without restriction, charge, or application of a MVA. The Transition Account is not designed for long term investing.

GUARANTEED PERIOD OPTIONS

At any particular time under this Contract, eight Guaranteed Period Options will be available: a three year Guaranteed Period Option, a four year Guaranteed Period Option, a five year Guaranteed Period Option, a six year Guaranteed Period Option, a seven year Guaranteed Period Option, an eight year Guaranteed Period Option, a nine year Guaranteed Period Option, and a ten year Guaranteed Period Option. Amounts allocated to a three year Guaranteed Period Option will have a Guaranteed Period of three years, a four year Guaranteed Period Option will have a Guaranteed Period of four years, and so on. Regardless of the source from which a Guaranteed Period Option allocation is made, the minimum for each allocation is [$1,000].

Guaranteed Period Options are not available as funding options when the Contract is annuitized. All investment amounts allocated to a Guaranteed Period Option are transferred at the time of Annuitization. If a Contract is annuitized while a Guaranteed Period Option is in effect, and prior to the Maturity Date, a Market Value Adjustment ("MVA") will apply.

For the duration of the Guaranteed Period of a Guaranteed Period Option, the Company will credit a Specified Interest Rate on amounts remaining allocated under the Guaranteed Period Option. The interest rates in effect during any particular Investment Period will be guaranteed for Guaranteed Period Option allocations (made during the Investment Period) for the duration of the Guaranteed Period associated with the Guaranteed Period Option. Each Guaranteed Period Option in the same Investment Period has its own Specified Interest Rate for the Guaranteed Period relating to the selected Guaranteed Period Option. The Company, however, reserves the right to change the Specified Interest Rate at any time for prospective allocations to Guaranteed Period Option.

A MVA and Contingent Deferred Sales Charge ("CDSC") will apply against all amounts which are transferred or surrendered from allocations under a Guaranteed Period Option prior to the Maturity Date for any reason other than



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payment of the Death Benefit. On the Maturity Date, unless instructed otherwise by the Contract Owner, amounts in the Guaranteed Period Option(s) will be automatically transferred to the Transition Account. Amounts in the Transition Account may be transferred, surrendered or distributed for any reason without any CDSC or MVA.

Once each quarter, if Guaranteed Period Options are maturing in the next 90 days, the Company will send to the Contract Owner notice of the impending expiration of any such Guaranteed Period Option(s). Contract Owners will have the option of directing the withdrawal or transfer of the Guaranteed Period Options specified in the notice without application of any MVA or CDSC on the Maturity Date. If no such direction is received prior to the Maturity Date, amounts in the Guaranteed Period Option(s) that have matured will be transferred to the Transition Account.

Other than transfers made on a Maturity Date, the Company reserves the right to restrict transfers into and out of the Guaranteed Period Options to one per calendar year.

MARKET VALUE ADJUSTMENT ("MVA") FORMULA

The MVA Formula is a calculation expressing the relationship between three factors: (1) the Interest Rate Swap for a period equivalent to the Guaranteed Period at the time of deposit in the Guaranteed Period Option; (2) the Interest Rate Swap at the time of distribution for a period of time with maturity equal to the time remaining in the Guaranteed Period; and (3) the number of days remaining until the Maturity Date of the Guaranteed Period Option. An MVA generally reflects the relationship between the prevailing interest rates at the time of investment, prevailing interest rates at the time of distribution, and the amount of time remaining in the Guaranteed Period of the Guaranteed Period Option selected. Generally, if the Specified Interest Rate is lower than prevailing interest rates, application of the MVA will result in a downward adjustment of amounts allocated to a Guaranteed Period Option. If the Specified Interest Rate is higher than prevailing interest rates, application of the MVA will result in an upward adjustment of amounts allocated to a Guaranteed Period Option. The MVA is applied only when amounts allocated to a Guaranteed Period Option are distributed from the Guaranteed Period Option prior to a Maturity Date. The result of the MVA Formula is the MVA Factor.

The formula for determining the MVA Factor is:

 (the sum of 1 plus a divided by the sum of 1 plus b + 0.0025) to the power of t


Where:

     a = the Interest Rate Swap for a period equivalent to the Guaranteed Period at the time of deposit in the Guaranteed Period Option;

     b = the Interest Rate Swap at the time of distribution for a period of time with maturity equal to the time remaining in the Guaranteed Period. In determining the number of years to maturity, any partial year will be counted as a full year, unless it would cause the number of years to exceed the Guaranteed Period.

     t = the number of days until the Maturity Date, divided by 365.25.

In the case of a above, the Interest Rate Swap utilized will be the rate published by the Federal Reserve Board on the day prior to the date an allocation to the Guaranteed Period Option was made. If no rate is published one day prior to the date of an allocation to the Guaranteed Period Option, then the most recent published rate available will be utilized.

In the case of b above, the Interest Rate Swap utilized will be the rate published by the Federal Reserve Board on the day prior to the date of withdrawal, transfer or distribution. If no rate is published one day prior to the date of withdrawal, transfer or distribution, then the most recent published rate available will be utilized.

For periods which do not coincide with the available Interest Rate Swap periods, rates used in a and b will be linearly interpolated (where the difference in rates is proportional to the difference in years).

The MVA Factor will be equal to 1 during the Investment Period. That is, for the period of time following a Guaranteed Period Option allocation during which the Specified Interest Rate for Guaranteed Period Options of the same duration is not changed, the MVA Factor will be equal to 1.

The MVA Formula shown above also accounts for some of the administrative and processing expenses incurred when fixed-interest investments are liquidated. This is represented in the addition of [0.0025] in the MVA Formula. The result of the MVA Formula shown above is the MVA Factor. The MVA Factor will either be greater, less than or equal to 1 and will be multiplied by the Specified Value or that portion of the Specified Value being withdrawn, transferred or distributed for any other reason. If the result is greater than 1, a gain will be realized by the Contract Owner; if less than 1, a loss will be realized. If the MVA Factor is exactly 1, no gain or loss will be realized.

If the Federal Reserve Board halts publication of Interest Rate Swaps and there is no suitable alternative source of Interest Rate Swaps, or if, for any other reason, Interest Rate Swaps are not available to be relied upon, the Company will use appropriate rates based on treasury bond yields.

TRANSFERS, SURRENDERS, AND WITHDRAWALS
--------------------------------------

TRANSFER PROVISIONS

Transfers among the Guaranteed Period Options and the Transition Account must be made prior to the Annuitization Date. Transfers of a Guaranteed Period Option prior to its Maturity Date are subject to CDSC and MVA. Transfers from the Transition Account may be made at any time without application of CDSC or MVA.

The minimum amount that may be transferred from or to a Guaranteed Period Option is [$1,000].

SURRENDERS

Prior to the earlier of the Annuitization Date or the death of the Annuitant and any Contingent Annuitant, the Contract Owner may surrender part or all of the Contract Value. A surrender request must be in writing or in a form otherwise acceptable to the Company. The Company reserves the right to require that the signature(s) be guaranteed by a member firm of a major stock exchange or other depository institution qualified to give such a guaranty.

When written application and proof of interest are received, the Company will surrender any amount from any Guaranteed Period Options and any amount from the Transition Account under this Contract needed to equal: (a) the dollar amount requested, which may be subject to a MVA; less (b) any CDSC and premium taxes which apply.

If a partial surrender is requested, unless the Contract Owner has instructed otherwise, amounts will be surrendered from the Transition Account first, until it is exhausted. Amounts surrendered in excess of amounts in the Transition Account will be surrendered from each Guaranteed Period Option. The amounts surrendered from each of the Guaranteed Period Option will be in the same proportion that the Contract Owner's interest in each Guaranteed Period Option bears to the total remaining Contract Value.

The surrender value will be paid to the Contract Owner within seven days of receipt of proper request and proof of interest satisfactory to the Company are received at the Home Office.

RESTRICTIONS ON SURRENDERS FOR CERTAIN QUALIFIED PLANS, TSAS AND IRAS

The surrender of Contract Value attributable to contributions made pursuant to a salary reduction agreement (within the meaning of Section 402(g)(3)(C) of the Code), or transfers from a Custodial Account described in Section 403(b)(7) of the Code, may be executed only when the Contract Owner attains age 59 1/2, separates from service, dies, or becomes disabled (within the meaning of Section 72(m)(7) of the Code).

These surrender limitations apply to the following portions of the Contract
Value:

         (1) salary reduction contributions to TSAs made for plan years beginning after December 31, 1988;

         (2) earnings credited to such contracts after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions; and

         (3)  all amounts transferred from custodial accounts described in
              Section 403(b)(7) of the Code (except that employer contributions and earnings in such accounts as of December 31, 1988, may be withdrawn in the case of hardship).

Payments pursuant to a Qualified Domestic Relations Order will not violate any surrender limitations included herein, but may be subject to restrictions found in the employer's plan or the Code.

Any distribution other than the above, including exercise of a contractual ten day look provision may result in the immediate application of taxes and penalties under Section 72 of the Code. A premature distribution may not be eligible for rollover treatment. To assist in preventing disqualification in the event of a surrender during the ten day look period, the Company will agree to transfer the proceeds to another contract which meets the requirements of
Section 408 of the Code, upon proper direction by the Contract Owner.

SURRENDER VALUE

The surrender value is the amount that will be paid if the full Contract is surrendered. The surrender value at any time will be:

The Contract Value, which may be subject to a MVA, less the sum of any applicable;

1.   Contingent Deferred Sales Charge ("CDSC"),

2.   Premium taxes.

SUSPENSION OR DELAY OF SURRENDER

Payment of funds from the Guaranteed Period Options will be made within seven days of receipt of both proper written application and proof of interest satisfactory to the Company.

The Company has the right to suspend or delay the date of any surrender from the Guaranteed Period Options for any period:

1.       When the New York Stock Exchange is closed;

2.       When trading on the New York Stock Exchange is restricted;

3. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

4. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission may govern as to whether certain conditions set forth above exist. Payment of funds from the Guaranteed Period Options will be made within seven days of receipt of both proper written application and proof of interest satisfactory to the Company. The Company reserves the right to delay payment of a surrender of any portion of the Contract Value for up to 6 months from the date the request is received by the Company.

CONTINGENT DEFERRED SALES CHARGE ("CDSC")

If part or all of the Contract Value attributable to a Guaranteed Period Option is surrendered or transferred prior to the Maturity Date, the Company may assess a CDSC. The CDSC is designed to cover expenses relating to the sale of the Contract.

The CDSC is calculated by multiplying the applicable CDSC percentages noted below by the amount withdrawn from each corresponding Guaranteed Period Option (For federal income tax purposes, a full or partial withdrawal is treated as a withdrawal of earnings first). The amount of the CDSC depends upon the Guaranteed Period Option(s) in which you are invested and the number of Guaranteed Period Option Years that have passed.

         3 YEAR GUARANTEED PERIOD OPTION

         Guaranteed Period Option Year         0     1      2     3
         ----------------------------------------------------------
         CDSC Percentage*:                     5%    5%     4%    0%

         4 YEAR GUARANTEED PERIOD OPTION

         Guaranteed Period Option Year         0     1      2     3      4
         ------------------------------------------------------------------
         CDSC Percentage*:                     5%    5%     4%    4%     0%

         5 YEAR GUARANTEED PERIOD OPTION

         Guaranteed Period Option Year         0     1      2     3      4      5
         -------------------------------------------------------------------------
         CDSC Percentage*:                     5%    5%     4%    4%     3%     0%

         6 YEAR GUARANTEED PERIOD OPTION

         Guaranteed Period Option Year         0     1      2     3      4      5     6
         -------------------------------------------------------------------------------
         CDSC Percentage*:                     5%    5%     4%    4%     3%     3%    0%

         7 YEAR GUARANTEED PERIOD OPTION

         Guaranteed Period Option Year         0     1      2     3      4      5     6      7
         -------------------------------------------------------------------------------------
         CDSC Percentage*:                     5%    5%     4%    4%     3%     3%    2%     0%

         8 YEAR GUARANTEED PERIOD OPTION

         Guaranteed Period Option Year         0     1      2     3      4      5     6      7     8
         --------------------------------------------------------------------------------------------
         CDSC Percentage*:                     5%    5%     4%    4%     3%     3%    2%     2%    0%

         9 YEAR GUARANTEED PERIOD OPTION

         Guaranteed Period Option Year         0     1      2     3      4      5     6      7     8     9
         --------------------------------------------------------------------------------------------------
         CDSC Percentage*:                     5%    5%     4%    4%     3%     3%    2%     2%    1%    0%

         10 YEAR GUARANTEED PERIOD OPTION

         Guaranteed Period Option Year         0     1      2     3      4      5     6      7     8      9      10
         -----------------------------------------------------------------------------------------------------------
         CDSC Percentage*:                     5%    5%     4%    4%     3%     3%    2%     2%    1%     1%     0%

* The CDSC percentage will change to the next year's CDSC percentage on the last day of the Guaranteed Period Option Year.

CDSC, if applicable, will be assessed against full or partial surrenders and transfers from the Guaranteed Period Options. In addition to the application of CDSC, amounts surrendered or transferred prior to the Maturity Date of a Guaranteed Period Option will be subject to a MVA.

CDSC, as well as MVA, does not apply to amounts invested in the Transition Account.

WITHDRAWALS WITHOUT CDSC CHARGE

During each Contract Year, the Contract Owner may withdraw without CDSC a total amount equal to 10% of the Contract Value, less any amounts previously withdrawn during that Contract Year. This CDSC-free withdrawal privilege is non-cumulative; that is, free amounts not taken during any given Contract Year cannot be taken as free amounts in any subsequent Contract Year. Withdrawals from Guaranteed Period Options are still subject to a MVA.

A CDSC will not be assessed against the withdrawal of any: (1) amounts held in the Transition Account; (2) Death Benefit payments made upon the death of the Annuitant prior to the Annuitization Date; (3) amounts applied to an Annuity Payment Option two year after the Date of Issue; (4) amounts withdrawn to meet minimum distribution requirements under the Code.

In addition, a CDSC will not apply if the Contract Owner is confined to a Long Term Care Facility or Hospital for a continuous 180 day period commencing while the Contract is in-force. In the case of Joint Ownership, the waiver will apply if either Joint Owner is confined. Request for waiver must be received by the Company during the period of confinement or no later than 90 days after the confinement period ends. If the withdrawal request is received later than 90 days after the confinement period ends, the surrender charge, if applicable, will be assessed. Written notice and proof of confinement must be received in a form satisfactory to the Company and be recorded at the Home Office prior to the waiver of surrender charges.

In addition, when this Contract is exchanged for another contract issued by the Company or any of its affiliate insurance companies, of the type and class, which the Company determines, is eligible for such waiver, the Company will waive the CDSC on the first contract. A CDSC may apply to the contract received in the exchange.

WITHDRAWALS WITHOUT APPLICATION OF MVA

A MVA is assessed on all withdrawals and transfers made from any Guaranteed Period Option prior to its Maturity Date except for amounts withdrawn to pay the Death Benefit. Amounts in the Transition Account are not subject to a MVA.

REQUIRED DISTRIBUTION PROVISIONS
--------------------------------

This Contract is intended to be treated as an "annuity contract" for federal income tax purposes. Accordingly, all provisions of this Contract shall be interpreted and administered in accordance with the requirements of Section 72 of the Code. In no event shall any payment be deferred beyond the time limits permitted by Section 72 of the Code. The Company reserves the right to amend this Contract to comply with requirements set out in the Code and regulations and rulings thereunder, as they may exist from time to time.

Payments will be calculated by use of the expected return multiples specified in Tables V and VI of Section 1.72-9 of the Income Tax Regulations and calculated in accordance with the calculation methods made available by the Company, prescribed by the regulations and elected by the Contract Owner.

REQUIRED DISTRIBUTION-NON-QUALIFIED CONTRACTS

Upon the death of any Contract Owner or Joint Owner (including an Annuitant who becomes the Contract Owner of the Contract on the Annuitization Date) (each of the foregoing "a deceased Contract Owner"), certain distributions for Non-Qualified Contracts are required by Section 72 of the Code. Notwithstanding any provision of the Contract to the contrary, the following distributions shall be made in accordance with such requirements.

     1. If any deceased Contract Owner dies on or after the Annuitization Date and before the entire interest under the Contract has been distributed, then the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution in effect as of the date of such deceased Contract Owner's death.

     2. If any deceased Contract Owner dies prior to the Annuitization Date, then the entire interest in the Contract (consisting of either the Death Benefit or the Contract Value reduced by certain charges as set forth elsewhere in the Contract) shall be distributed within 5 years of the death of the deceased Contract Owner, provided however:

         (a) If any portion of such interest is payable to or for the benefit of a natural person who is a surviving Contract Owner, Contingent Owner, Joint Owner, Annuitant, Contingent Annuitant, Beneficiary, or Contingent Beneficiary as the case may be (each a "designated beneficiary"), such portion may, at the election of the designated Beneficiary, be distributed over the life of such designated beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that payments begin within one year of the date of the deceased Contract Owner's death (or such longer period as may be permitted by federal income tax regulations). Life expectancy and the amount of each payment will be determined as prescribed by federal income tax regulations.

         (b) If the designated beneficiary is the surviving spouse of the deceased Contract Owner, such spouse may elect, in lieu of the Death Benefit, to become the Contract Owner of this Contract, and the distributions required under these Required Distribution Provisions will be made upon the death of such spouse.

In the event that the Contract Owner is a person that is not a natural person (e.g., a trust or corporation), then, for purposes of these distribution provisions, (i) the death of the Annuitant shall be treated as the death of any Contract Owner, (ii) any change of the Annuitant shall be treated as the death of any Contract Owner, and (iii) in either case the appropriate distribution required under these distribution rules shall be made upon such death or change, as the case may be. The Annuitant is the primary annuitant as defined in Section 72(s)(6)(B) of the Code.

These distribution provisions shall not be applicable to any Contract that is not required to be subject to the provisions of Section 72 of the Code by reason of Section 72(s)(5) or any other law or rule. Such contracts include, but are not limited to, any Contract (i) which is provided under a plan described in Section 401(a) of the Code which includes a trust exempt from tax under Section 501 of the Code; (ii) which is provided under a plan described in Section 403(a) of the Code; (iii) which is described in Section 403(b) of the Code; (iv) which is an individual retirement annuity or provided under an individual retirement account or annuity as described in Section 408 of the Code; or (v) which is qualified funding asset (as defined in Section 130 (d) of the Code, but without regard to whether there is a qualified assignment).

REQUIRED DISTRIBUTION-TSAS, IRAS, AND CONTRACTS ISSUED UNDER QUALIFIED PLANS

The entire interest of an Annuitant under a TSA, Qualified Plan, or IRA is required to be distributed in a manner consistent with the provisions of Section 401(a)(9) of the Code, and regulations thereunder, and will be paid, as requested by the Contract Owner, notwithstanding anything else contained herein, to the Contract Owner over a period not exceeding:

A. the life of the Contract Owner or the lives of the Contract Owner and the Contract Owner's designated beneficiary; or

B. a period not extending beyond the life expectancy of the Contract Owner or the life expectancy of the Contract Owner and the Contract Owner's designated beneficiary.

If the Contract Owner's entire interest is to be distributed in equal or substantially equal payments over a period described in A or B, then (1) for an IRA, payments are required to commence not later than the first day of April following the calendar year in which the Contract Owner attains age 70 1/2, and
(2) if the Contract is issued as a TSA or under a Qualified Plan, payments are required to commence not later than the first day of April following the later of the calendar year in which the Contract Owner attains the age of 70 1/2 or the Contract Owner retires.

If the Annuitant dies on or after the date Minimum Distributions have begun, the remaining Contract interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Contract Owner's death, unless otherwise permitted by the Code.

If the Annuitant dies prior to the commencement of required Minimum Distributions, the interest in the Contract must be distributed by December 31 of the calendar year in which the fifth anniversary of the death occurs unless:

1. the Annuitant names the surviving spouse as the Beneficiary and such spouse elects to receive the Distribution in substantially equal payments over the surviving spouse's life (or a period not exceeding the surviving spouse's life expectancy) and commencing not later than December 31 of the year in which the deceased Annuitant would have attained 70 1/2. If such surviving spouse dies before distributions begin under this provision, this section shall be applied as if the surviving spouse were the Annuitant.

2. the Annuitant names a Beneficiary other than the surviving spouse and such Beneficiary elects to receive a Distribution in substantially equal payments over the Beneficiary's life (or a period not exceeding the Beneficiary's life expectancy) commencing not later than December 31 of the year following the year in which the deceased Annuitant died.

For purposes of this requirement, any amount paid to a child of the Annuitant will be treated as if it has been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

If the Beneficiary under an IRA is the surviving spouse of the Annuitant, the surviving spouse may elect to treat the Contract as his or her own, whether or not distributions had commenced prior to the death of the Contract Owner. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Contract, makes a rollover to or from the Contract, or fails to elect any of the above provisions. The result of such an election is that the surviving spouse will be considered the individual for whose benefit the IRA is maintained.

For TSAs these provisions apply only to the portion of the Contract Value in a 403(b) TSA which accrued after December 31, 1986. Amounts accruing prior to January 1, 1987, will be distributed in accordance with the rules in effect prior to the Tax Reform Act of 1986.

DEATH PROVISIONS
----------------

DEATH OF CONTRACT OWNER

If any Contract Owner and the Annuitant are not the same person and such Contract Owner dies prior to the Annuitization Date, the death benefit provisions do not apply. The surviving Joint Owner, if any, becomes the new Contract Owner. If there is no surviving Joint Owner, the Contingent Owner becomes the new Contract Owner. If there is no surviving Joint Owner or Contingent Owner, the last surviving Contract Owner's estate becomes the new Contract Owner. The entire interest in the Contract must be distributed in accordance with the "Required Distribution Provisions".

DEATH OF CONTRACT OWNER/ANNUITANT

If any Contract Owner and the Annuitant are the same person, and such person dies prior to the Annuitization Date, the Death Benefit shall be payable to the surviving Joint Owner, the Beneficiary, the Contingent Beneficiary or the last surviving Contract Owner's estate, as specified in the "Beneficiary" section and distributed in accordance with the "Required Distribution Provisions".

DEATH OF ANNUITANT

If the Contract Owner and the Annuitant are not the same person and the Annuitant dies prior to the Annuitization Date, a Death Benefit will be payable to the Beneficiary, the Contingent Beneficiary, or the estate of the last surviving Contract Owner, as specified in the "Beneficiary" section, unless there is surviving Contingent Annuitant. In such case, the Contingent Annuitant becomes the Annuitant.

DEATH BENEFIT PAYMENT

The value of the Death Benefit will be determined as of the date the Company receives in writing at the Home Office the following three items: (1) proper proof of the Annuitant's death; (2) an election specifying distribution method; and (3) any applicable state required form(s).

Proof of death is either:

(1)  a copy of a certified death certificate;

(2) a copy of a certified decree of a court of competent jurisdiction as to the finding of death;

(3) a written statement by a medical doctor who attended the deceased; or

(4) any other proof satisfactory to the Company.

The Beneficiary must elect a method of distribution which complies with the "Distribution Provisions" of this Contract. The Beneficiary may elect to receive such Death Benefits in the form of: (1) a lump sum distribution; (2) an annuity payout; or (3) any distribution that is permitted under state and federal regulations and is acceptable by the Company. If such election is not received by the Company within 60 days of the Annuitant's death, the Beneficiary will be deemed to have elected a cash payment as of the last day of the 60 day period.

Payment of the Death Benefit will be made or will commence within 30 days after receipt of proof of death and notification of the election.

The Death Benefit is equal to the Contract Value but is not subject to a MVA.

ANNUITIZATION PROVISIONS
------------------------

Amounts allocated to a Guaranteed Period Option that are annuitized prior to the Maturity Date are subject to application of a MVA. Annuitization is permitted beginning two years after the Date of Issue. A CDSC will not be assessed on amounts applied to an Annuity Payment Option two years after the Date of Issue.

Annuity Commencement Date

The Annuity Commencement Date is a date chosen by the Contract Owner and is generally the first day of a calendar month. The date must be at least two years after the Date of Issue. If an Annuity Commencement Date is not chosen by the Contract Owner, a date will be established for the Contract. The Contract Owner may change the Annuity Commencement Date prior to the Annuitization Date at any time via a written request as outlined in the "Change in Annuity Commencement Date and Annuity Payment Option" section.

For those Contracts issued under Qualified Plans, TSAs, or IRAs, if the Annuity Commencement Date is not chosen by the Contract Owner, the Annuity Commencement Date established on the Date of Issue of the Contract will be the date on which the Contract Owner reaches 70 1/2. For Non-Qualified Contracts, the Annuity Commencement Date established on the Date of Issue of the Contract will be the date on which the Contract Owner reaches age 90.

The Annuity Commencement Date may be changed but may not be later than the first day of the first calendar month after the Annuitant's 90th birthday unless otherwise agreed upon by the Contract Owner and Company.

CHANGE OF ANNUITY COMMENCEMENT DATE AND ANNUITY PAYMENT OPTION

The Contract Owner may change the Annuity Commencement Date and the Annuity Payment Option prior to the Annuitization Date. Such changes must be in writing and approved by the Company, and must comply with the "Annuity Commencement Date" section above. A change will become effective as of the date requested, but will not apply to any payment made or action taken by the Company before it is recorded at Home Office.

ANNUITIZATION

Annuitization is irrevocable once payments have begun. To annuitize the Contract, the Contract Owner shall notify the Company in writing of election of an Annuity Payment Option or any other combination of Annuity Payment Options that may be available on the Annuitization Date.

FIXED PAYMENT ANNUITY - FIRST AND SUBSEQUENT PAYMENTS

The first payment of a Fixed Payment Annuity will be determined by applying the portion of the total Contract Value specified by the Contract Owner to the fixed annuity table in effect on the Annuitization Date for the Annuity Payment Option elected. The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than 3.0% minimum interest and the applicable Annuity 2000 Mortality Table with Scale G, assuming annuitization in the year 2000, and the following age adjustments.

         ANNUITIZATION DATE            ADJUSTED AGE

         Before 2009                   Actual Age Last Birthday minus 4 years
         2009 - 2015                   Actual Age Last Birthday minus 5 years
         2016 - 2022                   Actual Age Last Birthday minus 6 years
         2023 - 2029                   Actual Age Last Birthday minus 7 years
         2030 - 2036                   Actual Age Last Birthday minus 8 years
         2037 - 2043                   Actual Age Last Birthday minus 9 years
         After 2043                    Actual Age Last Birthday minus 10 years

The determination of the applicable Annuity 2000 Mortality Table and Scale G will be based upon the type of Contract issued: Non-Qualified, TSA, or IRA.

The rates shown in the fixed annuity tables are calculated on this guaranteed basis.

Subsequent fixed annuity payments will remain level unless the Annuity Payment Option elected dictates otherwise.

FREQUENCY AND AMOUNT OF PAYMENTS

All annuity payments will be mailed within 10 working days of the scheduled payment date. Payments will be made based on the Annuity Payment Option selected and frequency selected. However, if the net amount to be applied to any Annuity Payment Option at the Annuitization Date is less than [$5,000], the Company has the right to pay such amount in one lump sum in lieu of periodic annuity payments.

If any payment would be or becomes less than [$50], the Company has the right to change the frequency of payments to an interval that will result in payments of at least [$50]. In no event will the Company make payments under an annuity option less frequently than annually.

ANNUITY PAYMENT OPTIONS
-----------------------

SELECTION OF ANNUITY PAYMENT OPTION

The Contract Owner may select an Annuity Payment Option prior to Annuitization. If an Annuity Payment Option is not selected, a life annuity with a guarantee period of 240 months will be the automatic form of payment.

Options available may be limited based on the age of the Annuitant, and based on Distribution requirements under the Code in the case of Contracts issued as IRAs or TSAs.

The following are the annuity payment options, which are guaranteed to be available by the Company subject to the restrictions set forth in the paragraph above.

LIFE ANNUITY

The amount to be paid under this option will be paid during the lifetime of the Annuitant. Payments will cease with the last payment due prior to the death of the Annuitant.

JOINT AND SURVIVOR ANNUITY

The amount to be paid under this option will be paid during the joint lifetimes of the Annuitant and a designated second person. Payments will continue as long as either is living.

LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED

The amount to be paid under this option will be paid during the lifetime of the Annuitant. A guaranteed period of 120 or 240 months may be selected. If the Annuitant dies prior to the end of this guaranteed period, the recipient chosen by the Contract Owner will receive the remaining guaranteed payments.

ANY OTHER OPTION

The amount and period under any other option will be determined by the Company. Payment options not set forth in the Contract are available only if they are approved by both the Company and the Annuitant.

SUPPLEMENTARY AGREEMENT

A supplementary agreement will be issued within 30 days following the Annuitization Date. The supplementary agreement will set forth the terms of the Annuity Payment Option selected.

          GUARANTEED ANNUITY TABLES FOR NON-QUALIFIED AND IRA CONTRACTS
                   FIXED MONTHLY BENEFITS PER [$1000] APPLIED
                   JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

                                                        ADJUSTED AGE OF FEMALE ANNUITANT*

                                                 50         55          60           65             70            80
                                                 --         --          --           --             --            --
   ADJUSTED AGE OF              50              3.36       3.48        3.58         3.67           3.74
   MALE ANNUITANT*              55              3.44       3.59        3.75         3.88           4.00
                                60              3.50       3.69        3.90         4.10           4.29          4.56
                                65                         3.77        4.03         4.32           4.60          5.07
                                70                                     4.14         4.50           4.90          5.66
                                80                                                  4.75           5.36          6.95


                     LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS

                  MALE GUARANTEED PERIOD                                  FEMALE GUARANTEED PERIOD
      ANNUITANT'S                      120            240           ANNUITANT'S                  120              240
       ADJUSTED                       MONTHS        MONTHS           ADJUSTED                   MONTHS          MONTHS
         AGE*            NONE         ------        ------             AGE*           NONE      ------          ------
         ----            ----                                          ----           ----

          50              3.88         3.85          3.77               50            3.63        3.62           3.58
          51              3.94         3.91          3.83               51            3.69        3.67           3.63
          52              4.01         3.98          3.88               52            3.74        3.73           3.68
          53              4.09         4.05          3.94               53            3.80        3.79           3.73
          54              4.16         4.12          4.00               54            3.87        3.85           3.78
          55              4.24         4.20          4.06               55            3.94        3.91           3.84
          56              4.33         4.28          4.12               56            4.01        3.98           3.90
          57              4.42         4.36          4.18               57            4.09        4.06           3.96
          58              4.52         4.45          4.25               58            4.17        4.13           4.02
          59              4.62         4.55          4.31               59            4.25        4.21           4.09
          60              4.73         4.65          4.38               60            4.34        4.30           4.16
          61              4.85         4.75          4.45               61            4.44        4.39           4.23
          62              4.98         4.87          4.52               62            4.55        4.49           4.30
          63              5.11         4.98          4.59               63            4.66        4.59           4.37
          64              5.26         5.11          4.66               64            4.78        4.70           4.45
          65              5.41         5.24          4.73               65            4.91        4.82           4.53
          66              5.58         5.37          4.80               66            5.04        4.94           4.60
          67              5.76         5.52          4.87               67            5.19        5.07           4.68
          68              5.95         5.66          4.93               68            5.35        5.21           4.76
          69              6.15         5.82          5.00               69            5.52        5.35           4.83
          70              6.37         5.98          5.06               70            5.70        5.50           4.91
          71              6.60         6.14          5.11               71            5.90        5.67           4.98
          72              6.84         6.31          5.17               72            6.12        5.84           5.05
          73              7.10         6.48          5.22               73            6.35        6.01           5.11
          74              7.39         6.66          5.26               74            6.60        6.20           5.17
          75              7.69         6.84          5.30               75            6.88        6.39           5.23
          76              8.01         7.03          5.34               76            7.17        6.59           5.27
          77              8.36         7.21          5.37               77            7.49        6.80           5.32
          78              8.73         7.40          5.40               78            7.84        7.01           5.36
          79              9.13         7.58          5.42               79            8.22        7.22           5.39
          80              9.55         7.76          5.44               80            8.64        7.43           5.42
          81              10.01        7.94          5.46               81            9.08        7.64           5.44
          82              10.50        8.11          5.48               82            9.57        7.84           5.46
          83              11.03        8.27          5.49               83            10.10       8.04           5.48
          84              11.59        8.43          5.49               84            10.67       8.23           5.49
          85              12.19        8.58          5.50               85            11.29       8.40           5.50

     *Adjusted Age is defined in the Fixed Payment Annuity - First and Subsequent Payment" section of the Contract.

                  GUARANTEED ANNUITY TABLES FOR QUALIFIED PLANS
                   FIXED MONTHLY BENEFITS PER [$1000] APPLIED
                   JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS


                                                       ADJUSTED AGE OF ANNUITANT

                                        50          55          60           65          70          80
                                        --          --          --           --          --          --
ADJUSTED AGE                50         3.31        3.40        3.47         3.52        3.56
OF SURVIVOR                 55         3.40        3.52        3.64         3.73        3.80
                            60         3.47        3.64        3.81         3.96        4.09        4.25
                            65                     3.73        3.96         4.20        4.41        4.72
                            70                                 4.09         4.41        4.74        5.30
                            80                                              4.72        5.30        6.71

                     LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS
                                GUARANTEED PERIOD

      ANNUITANT'S
     ADJUSTED AGE*             NONE          120 MONTHS        240 MONTHS

          50                   3.63             3.62              3.58
          51                   3.69             3.67              3.63
          52                   3.74             3.73              3.68
          53                   3.80             3.79              3.73
          54                   3.87             3.85              3.78
          55                   3.94             3.91              3.84
          56                   4.01             3.98              3.90
          57                   4.09             4.06              3.96
          58                   4.17             4.13              4.02
          59                   4.25             4.21              4.09
          60                   4.34             4.30              4.16
          61                   4.44             4.39              4.23
          62                   4.55             4.49              4.30
          63                   4.66             4.59              4.37
          64                   4.78             4.70              4.45
          65                   4.91             4.82              4.53
          66                   5.04             4.94              4.60
          67                   5.19             5.07              4.68
          68                   5.35             5.21              4.76
          69                   5.52             5.35              4.83
          70                   5.70             5.50              4.91
          71                   5.90             5.67              4.98
          72                   6.12             5.84              5.05
          73                   6.35             6.01              5.11
          74                   6.60             6.20              5.17
          75                   6.88             6.39              5.23
          76                   7.17             6.59              5.27
          77                   7.49             6.80              5.32
          78                   7.84             7.01
          79                   8.22             7.22
          80                   8.64             7.43
          81                   9.08             7.64
          82                   9.57             7.84
          83                  10.10             8.04
          84                  10.67             8.23
          85                  11.29             8.40

*Adjusted Age is defined in the Fixed Payment Annuity - First and Subsequent Payments sections of the Contract.